AGREEMENT

This Agreement dated June 9, 2003 among the persons and entities listed on Schedule A (collectively, the “RCM Group”, and individually a “member” of the RCM Group) and Register.com, Inc. (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Representations and Warranties of the Company. The Company hereby represents and warrants to the RCM Group that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.     Representations and Warranties of the RCM Group. Each member of the RCM Group represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms. Each member of the RCM Group hereby represents and warrants to the Company that it and its Affiliates and Associates (as such terms are hereinafter defined) are the “beneficial owners” (as such term is hereinafter defined) of the number of shares of the Company’s common stock (“Shares”) (including any direct or indirect rights, options or agreements to acquire Shares) as set forth on Schedule A with respect to such member, and that neither it nor its Affiliates or Associates beneficially own, or have any rights, options or agreements to acquire or vote, any other Shares. For purposes of this Agreement: the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all Shares which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3.     Distribution. The Company shall effect one or more transactions resulting in the distribution (including by way of one or more dividends or distributions, tender offers or other stock repurchases) to its common stockholders of an aggregate of at least $120 million in cash by September 1, 2003.

4.     Board Nomination. The Company agrees to include James A. Mitarotonda in its board of directors’ slate of nominees for election as a director of the Company and use its reasonable best efforts to cause the election of Mr. Mitarotonda at its 2003 annual meeting of stockholders (including without limitation recommending that the Company’s stockholders vote in favor of Mr. Mitarotonda’s election), which shall be called as soon as reasonably practicable, and to obtain the agreement of each of its current directors to vote their Shares in favor of the election of Mr. Mitarotonda as a director of the Company at its 2003 annual meeting of stockholders. If Mr. Mitarotonda dies or becomes disabled prior to the 2003 annual meeting of stockholders or during his term as a director, the Company shall offer to appoint to its board of directors in his stead one member of the slate of nominees set forth in the Barington Letters (as hereinafter defined) who shall be selected by the board of directors of the Company or the nominating committee of the Company’s board of directors (the “Successor Director”).

5.     2003 Annual Meeting. (a) No member of the RCM Group nor any Affiliate or Associate of any such members shall (i) solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the Company’s 2003 annual meeting of stockholders or present any proposal for consideration at such annual meeting of stockholders, (ii) encourage any other person to solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the Company’s 2003 annual meeting of stockholders or present any other proposal for consideration at such annual meeting of stockholders or (iii) act, or encourage any other person to act, to cause a date to be set for the Company’s 2003 annual meeting of stockholders. In furtherance of the foregoing, Barington Companies Equity Partners, L.P. (“Barington”), hereby withdraws its letters dated January 24, 2003, February 14, 2003 and March 13, 2003 (the “Barington Letters”) providing notice to the Company of its intention to nominate certain individuals for election as directors of the Company at its 2003 annual meeting of stockholders (the “Stockholder Nomination”) and to submit the other proposals set forth in such letters for consideration at such annual meeting (the “Other Proposals”), and Barington and the other members of the RCM Group shall immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and the Other Proposals and any related solicitation, and any other action to obtain or influence control of the Company, and shall not vote, deliver or otherwise use any proxies heretofore obtained in connection with the Stockholder Nomination and the Other Proposals. During the Standstill Period (as such term is hereinafter defined), except as otherwise provided in paragraphs 6 and 7, each member of the RCM Group agrees to vote all the Shares which he or it beneficially owns as of the record date for the Company’s meetings of stockholders at which directors are elected in favor of each of those individuals nominated as directors by the Company’s board of directors.

(b)  At or prior to the Company’s 2003 annual meeting of stockholders, the Company will finalize a business plan, which will address the Company’s restructuring plan and its outlook for revenues, contemplated cost structure and operating earnings, giving effect to the restructuring plan, sought to be attained by the end of 2004. The Company will consult with Mr. Mitarotonda in connection with finalizing the business plan and will publicly disclose certain key aspects of the business plan at or prior to the 2003 annual meeting.

6.     Standstill Period. Each member of the RCM Group agrees that, from the date of this Agreement until the Company’s 2005 annual meeting of stockholders (such period, the “Standstill Period”), neither it nor any of its Affiliates or Associates will in any manner, directly or indirectly: (a) effect or seek (including, without limitation, entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any solicitation of proxies or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or initiate or take any action to obtain representation on the board of directors of the Company; (d) take any action which would, or would reasonably be expected to, force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Each member of the RCM Group also agrees during the Standstill Period not to request, directly or indirectly, any amendment or waiver of any provision of this paragraph 6 (including this sentence) by the Company or any of its Associates, Affiliates, agents or representatives. The foregoing notwithstanding, the RCM Group may, in its discretion, and subject to compliance with its other obligations under this Agreement (W) nominate directors for the Company’s 2005 annual meeting of stockholders and solicit proxies in support of such nominees a reasonable time in advance of such 2005 annual meeting, (X) make and consummate a proposal or a tender offer or exchange offer to acquire all of the Company’s Shares, (Y) acquire additional Shares; provided that none of the RCM Group, its members or their Affiliates or Associates shall acquire beneficial ownership of any Shares if upon such acquisition they would collectively beneficially own in excess of 8% of the Company’s Shares which are then outstanding or (Z) provide notice during the period prescribed under the Company’s bylaws to nominate any person for election as director at the Company’s 2004 annual meeting of stockholders and in the event that such notice is duly given during the prescribed period (i) Mr. Mitarotonda (or, if applicable, the Successor Director) shall thereupon resign his position as a member of the Company’s board of directors (if he has not done so previously) and (ii) if such notice shall be duly given during the prescribed period and such resignation shall occur, then thereafter (A) the RCM Group shall be entitled to solicit proxies and vote its Shares in its sole discretion at such meeting and (B) subject to compliance with the Company’s insider trading and other policies applicable to directors, the RCM Group shall not be subject to the restrictions set forth in this paragraph 6. If the RCM Group shall continue to be subject to and shall be in compliance with the restrictions set forth in this paragraph 6 through the time of the Company’s 2004 annual meeting of stockholders, the Company agrees to include Mr. Mitarotonda (or the Successor Director, if he shall be in office instead of Mr. Mitarotonda) in its board of directors’ slate of nominees for election as a director of the Company and use its reasonable best efforts to cause the election of Mr. Mitarotonda (or the Successor Director) at its 2004 annual meeting of stockholders, including without limitation recommending that the Company’s stockholders vote in favor of the election of Mr. Mitarotonda (or the Successor Director).

7.     Special Meeting. In the event that the Company fails to comply with its commitments in accordance with paragraphs 3, 4 and 5(b) (except by reason of a court order or other circumstance beyond its control), the Company shall, at Barington’s request, call a special meeting of stockholders (the “Special Meeting”) and use its reasonable best efforts to cause such meeting to be held no earlier than 60 days nor later than 75 days after Barington’s request, unless the Company complies with such commitments prior to the time the Special Meeting is held. At the Special Meeting, the stockholders shall vote on the removal of the Company’s directors and Barington will be entitled, in compliance with the Company’s by-laws, to nominate directors for election to the Company’s board of directors to replace directors who are removed, and notwithstanding the restrictions and obligations set forth in paragraph 6, the RCM Group shall be entitled to solicit proxies and vote its shares in its sole discretion at the Special Meeting. The parties agree that the sole remedy for the Company’s failure to perform or otherwise fulfill its obligations set forth in paragraphs 3, 4 and 5(b) (except by reason of a court order or other circumstance beyond its control) shall be the holding of the Special Meeting and termination of the restrictions set forth in paragraph 6, and there will be no damages, liabilities, costs or other obligations, and no right to any payment, injunction or other mandatory or equitable relief (other than the holding of the Special Meeting and termination of such restrictions) arising from or in connection with any one or more of such failures or omissions.

8.     Confidential Information. Each member of the RCM Group (each, a “Recipient”) acknowledges the confidential and proprietary nature of the Confidential Information (as defined below), and each Recipient agrees that the Confidential Information (i) will be kept confidential by Recipient and Recipient’s Representatives (as defined below) and (ii) without limiting the foregoing, will not be disclosed by Recipient or by Recipient’s Representatives to any person except with the specific prior written consent of the Company. As used in this Agreement, the term “Confidential Information” means and includes any and all of the information concerning the business and affairs of the Company that may hereafter be disclosed to Recipient by the Company or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) of the Company; provided that “Confidential Information” shall not include information that (a) was in or enters the public domain or was or becomes generally available to the public other than as a result of disclosure by any Recipient or any Representative thereof or (b) was independently acquired by Recipient without violating any of the obligations of Recipient or its Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any Recipient or any of its Representatives.

9.  Expenses. Within five business days after receiving documentation thereof, the Company shall pay to Barington Capital Group, L.P. the actual out-of-pocket expenses (up to a maximum of $175,000) incurred to the date hereof by the members of the RCM Group in connection with the potential proxy contest referred to in the Barington Letters.

10.     Public Announcement. Barington and the Company shall announce this Agreement and the material terms hereof by means of a mutually acceptable joint press release as soon as practicable on or after the date hereof.

11.     Miscellaneous. Except as provided in paragraph 7, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

12.     Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.     Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

REGISTER.COM, INC.
By:/s/ Mitchell Quain
Name: Mitchell Quain
Title: Chairman

RAMIUS SECURITIES, LLC
By: /s/ Jeffery Soloman
Name: Jeffery Soloman
Title: Vice President

RCM ACQUISITION CO., LLC
By:/s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Authorized Signatory

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By: Barington Companies Investors, LLC General Partner
By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

JEWELCOR MANAGEMENT, INC.
By: /s/ Seymour Holtzman
Name: Seymour Holtzman
Title: President

RCG AMBROSE MASTER FUND, LTD.
By: /s/ Mark Mitchell
Name: Mark Mitchell
Title: Managing Director

JAMES A. MITAROTONDA
/s/ James A. Mitarotonda

SEYMOUR HOLTZMAN
/s/ Seymour Holtzman

SCHEDULE A

Name	Shares directly owned	Shares subject to rights or agreements
Barington Companies Equity Partners, L.P., RCM Acquisition Co., LLC, Jewelcor Management, Inc., RCG Ambrose Master Fund, Ltd., Ramius Securities, LLC James A. Mitarotonda Seymour Holtzman	499,495 0 539,497 499,487 499,487 0 0	0 0 0 0 0 0 0